Exhibit 99.1

iSatori Reports Strong Profitability for the Second Quarter of 2014

Gross product sales increased 47% year over year; Operating income increased 488% over the previous year; Recorded net income of $336,099 (12% of net product revenue) or $0.02 per fully diluted share.

FOR IMMEDIATE RELEASE

GOLDEN, CO (Marketwired August 11, 2014) -- iSatori, Inc. (OTCQB: IFIT), an emerging leader in the development and marketing of scientifically engineered nutritional supplements for healthier lifestyles, today announced second quarter results.

The Company reports that gross product revenues, prior to discounts, returns, and advertising trade promotions, for the second quarter of 2014 increased $1.2 million over the previous year or 47% to $3.7 million. Net revenues for the second quarter of 2014 were $2.9 million, which reflects a 28% increase over 2013 in the same quarter.  The increase was due primarily to the accelerated sales of Bio-Gro™ and the introduction of two new products: (i) Amino-Amp™ and (ii) Isa-Test® DA3™.  Bio-Gro™ has been described as a category-defining sports nutrition product because it is not just another “me too” product; it is in a category of its own, using a new creation called “bio-active peptides” to enhance physical performance, strength, and muscular development.  During the second quarter, the Company introduced five new flavored versions of Bio-Gro™.  Amino-Amp™ is designed to increase the recovery, athletic performance, and muscle-building potential for weight-training individuals.  Isa-Test® DA3™ is designed to stimulate the body’s natural elevation of the muscle-building hormone testosterone.

Gross margin for the second quarter 2014 slightly declined from 59% to 56% as a percentage of net product revenues, due to product and channel mix.  Nonetheless, gross profit in dollars increased 22% during the second quarter.

Selling and marketing expense increased in dollar terms and as a percent of net product revenue (from 13% to 17%).  The increase was due in part to an increase in digital media advertising.  Salaries increased in dollar terms but decreased as a percent of net product revenue (from 23% to 21%).  Administrative expenses decreased both in dollar terms and as a percent of net product revenue (from 20% to 10%) due primarily to a decrease in professional fees.  Overall, operating expenses increased in dollar terms but decreased as a percent of net product revenue (from 57% to 49%).  Operating income improved 488% from $36,397 (2% of net product revenue) to $213,951 (7% of net product revenue).

Financing, interest, and other income (expense) increased from an expense of $97,523 (negative 4% of net product revenue) to income of $185,530 (6% of net product revenue) primarily as a result of a favorable change in the value of derivative instruments in 2014 and the absence of a one-time settlement expense that occurred in 2013.  Earnings before taxes increased from a loss of $61,126 (negative 3% of net product revenue) to income of $399,481 (positive 14% of net product revenue).  Net income increased from $133,222 (6% of net product revenue) to $336,099 (12% of net product revenue).  Basic EPS increased from $0.01 to $0.03 and from $.01 to $.02 for fully diluted share.

Six Months

For the six months ended June 30, 2013, net product revenue increased 37%.  Gross margin increased from 57% of net product revenue to 60%.  Income (loss) from operations increased from a loss of $44,317 to income of $568,212 (9% of revenue).  Earnings before taxes increased from a loss of $314,112 to income of $751,452 (12% of net product revenue).  Net income increased from negative $129,898 to $672,337 (11% of net product revenue) and from negative $0.01 to positive $0.05 per basic and fully diluted share.

Cash flow provided by operations was a positive $825,829 for the six months ended June 30, 2014, compared to cash used of $163,475 for the six months ended June 30, 2013.  Thus, the company’s cash balance increased to $1,717,916 as of June 30, 2014.  Accounts receivable decreased from $2,398,178 as of December 31, 2013, to $2,148,148 as of June 30, 2014.  Inventory increased from $1,985,764 as of December 31, 2013, to $2,246,804 as of June 30, 2014.  The company’s current ratio increased from 1.92 as of December 31, 2013, to 2.05 as of June 30, 2014.  Debt was virtually unchanged and shareholders’ equity increased 26% for the six-month period.

Highlights from the second quarter of 2014 were:

•

Second quarter net product revenue increased by 28% year over year.

•

Operating income increased 488%.

•

Reported 12% net income as a percentage of net revenues.

•

Basic and fully diluted EPS doubled.

•

Introduced new iSatori products and five new flavors of Bio-Gro™.

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Introduced new diet support pill, Sinetrim™, nationally into GNC, under the BioGenetic Laboratories brand.

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Two major scientific clinical studies were completed and presented regarding the safety and efficacy of Bio-Gro™ and Energize.  Bio-Gro™ was described above.  Energize is a time-released energy pill sold in Walgreens, Duane Reade, Rite-Aid, Walmart, and other retailers.

Beyond the Quarter

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In July, iSatori was nominated for the coveted “Breakout Brand of the Year” by Bodybuilding.com.

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Entered four new international countries for distribution of iSatori and BioGenetic Laboratories products, including the now available supply of Bio-Gro™ in GNC Canada.

Commentary

Stephen Adele, founder and chief executive officer of iSatori, commented: "We are well on our way to achieving our goal of profitable growth.  The iSatori team is very proud to have produced earnings of $672,337 on net product revenue of $6,096,740 for the first half of 2014.  During the second half of 2014, our sales and marketing team will continue to work with our specialty retail partners and others to maximize the market impact of our category-defining product, Bio-Gro™, and continue to fund ongoing research to discover the full market potential for this breakthrough supplement.  In addition, the team will work to capitalize on the momentum of our new products, Amino-Amp™ and Isa-Test® DA3™.  Meanwhile, our research and development team expects to bring at least two more exciting new products to market this year. It’s certainly exciting times at iSatori, and I’m excited about the future.”

Industry Developments

In 2013, the nutritional supplement market grew 7.5% to $34.9 billion (according the NBJ Annual SNWL Industry report).  Sports nutrition comprised 13% of that total and is the fastest growing sector in nutritional supplements.  The biggest sales channel for supplements is natural and specialty retail, e.g., GNC, followed by mass market retail, e.g., Walmart.  Supplement manufacturers/marketers like iSatori comprise 72% of the supplement market.  The remaining 28% is comprised of multi-level marketers and private labels.  The 80/20 rule is definitely in effect with respect to the 72% of the supplement market controlled by manufacturers/marketers.  The largest 16% of manufacturers/marketers generate 86% of the revenue while the smallest 84% of industry players generate 14% of the revenue.

A complete report of the Company's (GAAP) financial results for the quarter ended June 30, 2014, are available via its quarterly report filed with the Securities and Exchange Commission today on Form 10-Q.

To sign up to receive iSatori (“IFIT”) most recent news and updates via email, please visit http://www.isatori.com/Email-Signup-C2041.aspx.

About iSatori, Inc.

iSatori is a consumer products firm that develops and sells scientifically engineered nutritional products through online marketing, Fortune 500 retailers, and thousands of retail stores around the world. The Company is headquartered in Golden, Colorado, and its common stock trades on the OTCQB under the symbol "IFIT." More information about the Company is available at http://www.isatori.com.

Forward-Looking Statements

Statements made in this news release relating to the Company's future sales, expenses, revenue, product developments, and all other statements except statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have used the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will," "potential," and similar terms and phrases to identify forward-looking statements in this press release. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in demand for the Company's products, the availability and price of ingredients necessary to manufacture such products, and the outcome of any current or future litigation regarding such products or similar products of competitors. Please see our Risk Factor disclosures included in our Registration Statement on Form S-1, as amended, initially filed with the Securities and Exchange Commission on April 30, 2013, and in subsequent filings with the Securities and Exchange Commission. All future written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements herein speak as of the date of this press release. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.

Contacts

iSatori, Inc.

Michael Wilemon

CFO

(303) 215-9174

pr@isatori.com

iSatori, Inc.

Condensed Balance Sheets

(Unaudited)

	June 30,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$1,717,916	$822,876
Accounts receivable
Trade, net of allowance for doubtful accounts	2,148,148	2,398,178
Inventories	2,246,804	1,985,764
Income tax receivable	-	102,452
Note receivables - current portion	7,357	11,013
Assets held for sale	35,185	108,228
Deferred tax asset, net	47,918	53,081
Prepaid expenses	212,153	222,466
Total current assets	6,415,481	5,704,058

Property and equipment, net of accumulated depreciation	157,046	173,636

Note receivable – net of current portion	81,714	81,714

Other assets:
Deferred tax asset, net	143,956	147,941
Deposits and other assets	33,858	61,167
Total other assets	177,814	209,108
Total assets	$6,832,055	$6,168,516

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Trade accounts payable	$1,354,883	$1,248,490
Accrued expenses	315,743	187,608
Deferred revenues	214,977	292,215
Line of credit, less debt discount	1,220,519	1,220,655
Notes payable	18,117	20,464
Total current liabilities	3,124,239	2,969,432

Long-term liabilities:
Derivative liability	279,013	471,015

Commitments and contingencies (Notes 1,2,5, and 6)

Stockholders' Equity:
Convertible preferred stock, $0.01 par value, 750,000 shares authorized; 22,500 shares issued and outstanding ($450,000 of liquidation value)	225	225
Common stock, $0.01 par value, 56,250,000 shares authorized; 12,887,151 shares issued and outstanding	128,872	128,797
Additional paid-in capital	4,759,857	4,731,535
Accumulated deficit	(1,460,151)	(2,132,488)
Total stockholders’ equity	3,428,803	2,728,069
Total liabilities and stockholders' equity	$6,832,055	$6,168,516

iSatori, Inc.

Condensed Statement of Operations

(Unaudited)

	Quarter Ended		Six Month Period Ended
	June 30	June 30	June 30	June 30
	2014	2013	2014	2013
Revenues:
Product revenue (Net of returns and discounts)	$2,877,496	$2,240,574	$6,096,740	$4,444,430
Royalty revenue	30,501	33,813	63,127	66,524
Other revenue	10,370	5,541	19,767	25,341
Total revenue	2,918,367	2,279,928	6,179,634	4,536,295

Cost of sales	1,306,245	957,452	2,550,043	2,002,566
Gross profit	1,612,122	1,322,476	3,629,591	2,533,729

Operating Expenses:
Selling and marketing	477,413	295,023	1,260,101	611,199
Salaries and labor related expenses	600,968	511,006	1,248,381	1,045,334
Administration	299,775	452,711	513,753	869,158
Depreciation and amortization	20,015	27,339	39,144	52,355
Total operating expenses	1,398,171	1,286,079	3,061,379	2,578,046

Income (loss) from operations	213,951	36,397	568,212	(44,317)

Other income (expense)	204,642	(77,518)	234,842	(201,877)
Financing expense	(9,476)	(8,572)	(30,827)	(55,333)
Interest expense	(9,636)	(11,433)	(20,685)	(12,585)

Income (loss) before income taxes	399,481	(61,126)	751,542	(314,112)

Income tax benefit (expense)	(63,382)	194,348	(79,205)	184,214

Net income (loss)	$336,099	$133,222	$672,337	$(129,898)

Net income (loss) per common share
Basic	$0.03	$0.01	$0.05	$(0.01)
Diluted	$0.02	$0.01	$0.05	$(0.01)

Weighted average shares outstanding:
Basic	12,886,401	12,686,928	12,883,026	12,654,842
Diluted	13,686,754	13,738,886	13,714,797	12,654,842